EXHIBIT 5.1

Writer’s Direct Line:  (614) 628-0788

Writer’s E-Mail Address:  msmith@cpmlaw.com

Novembe 7, 2012

AdCare Health Systems, Inc.

1145 Hembree Rd.

Roswell, Georgia 30076

Re:	Registration Statement on Form S-3 for AdCare Health Systems, Inc.

Ladies and Gentlemen:

We have acted as counsel to AdCare Health Systems, Inc., an Ohio corporation (the “Company”), in connection with the registration statement on Form S-3 (No. 333-184534), filed by the Company (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and a Prospectus Supplement dated November 6, 2012 (the “Prospectus Supplement”) to the base prospectus dated October 30, 2012 forming a part of the Registration Statement (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of 450,000 shares of the Company’s 10.875% Series A Cumulative Redeemable Preferred Stock, no par value per share (the “Preferred Shares”).  The Preferred Shares are being sold pursuant to an Underwriting Agreement by and among the Company and MLV & Co. LLC, GVC Capital LLC, Ladenburg Thalmann & Co. Inc. and C.K. Cooper & Company (the “Underwriting Agreement”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement relating to the Preferred Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (excluding the Company) have been duly organized and are validly existing and in good standing, and have the requisite legal status and legal capacity, under the laws of their respective jurisdictions of incorporation or organization, and have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties (other than the Company).

Our opinions set forth herein are limited to the Ohio Revised Code (the “ORC”) and the laws of the United States of America, in each case, that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Applicable Law”). We do not express any opinion with respect to the law of any jurisdiction other than Applicable Law or as to the effect of the law of any jurisdiction other than Applicable Law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Preferred Shares have been duly authorized for issuance and, upon the payment for and delivery of the Preferred Shares in accordance with the Registration Statement, the Prospectus and the Underwriting Agreement, such Preferred Shares shall be validly issued, fully paid and nonassessesable.

Our conclusions are limited to the matters expressly set forth as our “opinion” herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, which Current Report will be incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

CARLILE PATCHEN & MURPHY LLP

BY:	/s/ Michael A. Smith
MICHAEL A. SMITH